Exhibit 99.2

FOR:	Cognizant Technology Solutions Corporation
500 Glenpointe Centre West
Teaneck, NJ 07666

CONTACT:	Gordon Coburn
Chief Financial Officer
201-678-2712

Investors: Kirin Smith/Ian Bailey
Press: Brian Maddox/Scot Hoffman
Financial Dynamics
212-850-5600
shoffman@fd-us.com

COGNIZANT EXPANDS CURRENT TECHNO-COMPLEX CONSTRUCTION PROGRAM TO
MEET STRONG DEMAND FOR OFFSHORE SERVICES
* Investment increased by $34 million to $76 million

Teaneck, NJ – October 26, 2004 – Cognizant (Nasdaq: CTSH), a leading provider of IT services, today announced plans to further expand the Company’s India-based Techno-complex capacity in Chennai, Pune, Calcutta and Bangalore. The Company also announced that it will construct a new training academy in Chennai.

Today’s announced plan supersedes the Company’s facility investment plan announced in December 2003. The new facilities will add approximately 830,000 square feet of space to house approximately 9,000 employees, as well as approximately 100,000 square feet of educational space for use by Cognizant’s training academy.

Cognizant expects to spend approximately $76 million on the expanded construction program and land purchases, an increase of approximately $34 million compared to the expansion program announced in December 2003.

“Clients have been ramping up their offshore programs, including application development and maintenance projects, even more rapidly than the already high levels we had anticipated,” said Lakshmi Narayanan, President and CEO of Cognizant. “The increasing number of large organizations deciding to initiate outsourcing is resulting in higher demand for our industry leading services. Our sustained high growth rate in revenue and headcount has not only provided the opportunity for us to begin the second phase of building our additional facilities, but for us to now expand those already substantial plans.”

“Last November, we completed the first phase of facility construction,” said Gordon Coburn, Chief Financial Officer of Cognizant. “That initial program provided space for close to 6,000 employees and was completed on-time and on-budget. Phase Two was launched earlier this year with plans to construct approximately 600,000 square feet of development space. Due to our robust growth this year, we saw the requirement to further expand our capacity in Chennai, Pune, Calcutta and Bangalore, as well as construct a major training academy in Chennai. In addition, Cognizant will continue to add leased facilities to supplement our expanded construction program.”

Photos of Cognizant’s recently completed buildings in India are available in the “About Us” section of Cognizant’s website at www.cognizant.com.

About Cognizant Technology Solutions

Cognizant (Nasdaq: CTSH) is a leading provider of IT services. Focused on delivering strategic information technology solutions that address the complex business needs of its clients, Cognizant provides applications management, development, integration, and re-engineering, infrastructure management, business process outsourcing, and a number of related services such as enterprise consulting, technology architecture, program management and change management through its onsite/offshore outsourcing model.

Cognizant’s more than 14,000 employees are committed to partnerships that sustain long-term, proven value for customers by delivering high-quality, cost-effective solutions through its development centers in India, and onsite client teams. Cognizant maintains P-CMM and SEI-CMM Level 5 assessments from an independent third-party assessor, was recently named Forbes’ Best Small Company in America for the second consecutive year, and ranked as the top information technology company in BusinessWeek’s Hot Growth Companies. Further information about Cognizant can be found at http://www.cognizant.com.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Form 10-K and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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